Exhibit 99.5

CHARTER OF THE NOMINATING AND GOVERNANCE COMMITTEE

OF CITIUS ONCOLOGY, INC.

Membership

The Nominating and Governance Committee (the “Committee”) of the board of directors (the “Board”) of Citius Oncology, Inc. (the “Company”), is established pursuant to Section [4.1] of the Bylaws of the Company and shall consist of three or more directors. The members of the Committee shall meet the independence requirements of the rules of the NASDAQ Stock Market (subject to any applicable exceptions permitted under such listing standards) and any other applicable laws, rules and regulations governing independence.

The members of the Committee and chairperson shall be appointed by the Board. The members of the Committee shall serve for such term or terms as the Board may determine or until earlier resignation or death. The Board may remove any member from the Committee at any time with or without cause.

Purpose

The purpose of the Committee is to assist the Board in promoting the best interests of the Company and its stockholders through the implementation of sound corporate governance principles and practices. The Committee will accomplish this purpose by assisting the Board in identifying individuals qualified to become Board members and recommending to the Board director nominees for the annual meeting of shareholders, reviewing the composition of the Board and its committees, developing and recommending to the Board corporate governance guidelines and overseeing the annual review of Board, Board committee and director performance. The Committee shall take a leadership role in shaping the corporate governance policies and practices of the Company.

Duties and Responsibilities

The Committee shall have the following authority and responsibilities:

Nominations

● To determine the qualifications, qualities, skills, and other expertise required to be a director, including any applicable listing standards or legal or regulatory requirements regarding diversity, and to develop criteria to be considered in selecting nominees for director (the “Director Criteria”).

● To identify and screen individuals qualified to become members of the Board, consistent with the Director Criteria. The Committee shall consider a diverse pool of candidates to fill positions on the Board. The Committee shall also consider any director candidates recommended by the Company’s shareholders pursuant to the procedures described in the Company’s proxy statement.

● To recommend to the Board the nominees to be submitted to a shareholder vote at the annual meeting of shareholders.

● To recommend members and chairs of the committees.

● If a vacancy on the Board occurs, to identify, select and recommend to the Board candidates to fill such vacancy either by election by shareholders or appointment by the Board.

● To develop and recommend to the Board for approval standards for determining whether a director has a relationship with the Company that would impair his or her independence.

● To review and discuss with management the disclosure regarding the operations of the Committee, director independence and the director nominations process, and to recommend that this disclosure be included in the Company’s proxy statement or annual report on Form 10-K, as applicable.

● Consider and make recommendations to the Board with respect to potential successors to the Company’s Chief Executive Officer and [Executive] Chairman of the Board.

● Develop and recommend to the Board annual management succession and career development plans with respect to the Company’s senior management, including the Chief Financial Officer, Chief Medical Officer and any other officer the Board deems necessary or appropriate. The Chief Executive Officer may participate, in the Committee’s discretion, in developing these plans.

● To perform a review and evaluation, at least every two years, of the performance of the Board and each of its standing committees and their respective members. Such review can be done in alternating years for the Board and for its standing committees.

● To perform any other activities consistent with this Charter, the Company’s bylaws and governing law, as the Committee or the Board deems necessary or appropriate or as required by law or regulation.

Outside Advisors

The Committee shall have the authority, in its sole discretion, to select, retain and obtain the advice of a director search firm as necessary to assist with the execution of its duties and responsibilities as set forth in this Charter. The Committee shall set the compensation, and oversee the work, of the director search firm. The Committee shall have the authority, in its sole discretion, to retain and obtain the advice and assistance of outside counsel and such other advisors as it deems necessary to fulfill its duties and responsibilities under this Charter. The Committee shall set the compensation, and oversee the work, of its outside counsel and other advisors. The Committee shall receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to its consultants, outside counsel and any other advisors.

Structure and Operations

The Board shall designate a member of the Committee as the chairperson. The Committee will meet as frequently as required, and at such times and places as it deems advisable. The Committee shall report regularly to the Board regarding its actions and make recommendations to the Board as appropriate. The Committee is governed by the same rules regarding meetings (including meetings in person or by telephone or other similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board as may be set out in the Bylaws.

The Committee may form, and delegate authority to, subcommittees consisting of one or more members of the Committee. Each subcommittee shall have the full power and authority of the Committee as to the matters delegated to it.

The Committee shall review this Charter at least annually and recommend any proposed changes to the Board for approval.

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Approved by the Committee on [  ] and by the Board on [  ], 2024.

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